SCHEDULE 1 (as amended)

RS Core Equity VIP Series	0.50%
RS Small Cap Core Equity VIP Series	0.75%
RS Large Cap Value VIP Series	0.83%
RS Partners VIP Series	1.00%
RS Asset Allocation VIP Series	0.50%*
RS S&P 500 Index VIP Series	0.25%
RS International Growth VIP Series	0.80%
RS Emerging Markets VIP Series	1.00%
RS Investment Quality Bond VIP Series	0.50%
RS Low Duration Bond VIP Series	0.45%
RS High Yield Bond VIP Series	0.60%
RS Money Market VIP Series (previously, RS Cash Management VIP Series)	0.45%
RS Global Natural Resources VIP Series	1.00%
RS MidCap Opportunities VIP Series	0.85%
RS Value VIP Series	0.85%
The Information Age VIP Series	1.00%
RS Equity Dividend VIP Series	0.60%

*	Assessed only with respect to the portion of the Fund invested directly in securities.

Originally as of November 7, 2006.

Amended and approved by the Board of Trustees of RS Variable Products Trust effective as of July 31, 2007.

Further amended and approved by the Board of Trustees of RS Variable Products Trust effective as of October 1, 2007.

Further amended and approved by the Board of Trustees of RS Variable Products Trust effective as of November 1, 2007.